EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-240163) and Form S-8 (Nos. 333-81825, 333-149634) of Vodafone Group Plc of our report dated 07 June 2019 relating to the consolidated financial statements, which appears in the 2021 Annual Report to Shareholders, which is incorporated by reference in this Form 20-F.

/s/PricewaterhouseCoopers LLP
London, United Kingdom
23 June 2021

   PricewaterhouseCoopers LLP, 1 Embankment Place, London, WC2N 6RH

   T: +44 (0) 2075 835 000, F: +44 (0) 2072 124 652, www.pwc.co.uk

   PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of

   PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial ConductAuthority for designated investment business.